ARTICLES OF CONVERSION

converting

TORTOISE ESSENTIAL ASSETS INCOME 2024 TERM FUND, INC.
a Maryland corporation

to

TORTOISE ESSENTIAL ASSETS INCOME TERM FUND
a Maryland statutory trust

THIS IS TO CERTIFY THAT:

FIRST: Tortoise Essential Assets Income 2024 Term Fund, Inc. (the “Converting Company”) is a Maryland corporation incorporated on February 17, 2017 pursuant to the Maryland General Corporation Law (the “MGCL”), and, by virtue of these Articles of Conversion and Certificate of Trust filed for record herewith, is converting (the “Conversion”) to Tortoise Essential Assets Income Term Fund, a statutory trust formed under the Maryland Statutory Trust Act (the “Converted Trust”), on the terms and conditions set forth herein.

SECOND: No shares of stock of the Converting Company of any class or series are issued or outstanding.

THIRD: The Conversion has been approved in accordance with the provisions of Subtitle 9 of Title 3 of the MGCL and Subtitle 10 of the Maryland Statutory Trust Act.

FOURTH: These Articles of Conversion shall become effective at 5:00 p.m., Eastern time, on July 19, 2018.

FIFTH: The undersigned acknowledges these Articles of Conversion to be the act and deed of the Converting Company and, further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts relating to the Converting Company are true in all material respects and that this statement is made under the penalties of perjury.

- Signature page follows -

IN WITNESS WHEREOF, these Articles of Conversion have been duly executed and attested on behalf of the Converting Company as of the 18th day of July, 2018.

ATTEST:	TORTOISE ESSENTIAL ASSETS INCOME 2024
TERM FUND, INC., a Maryland corporation

/s/ Diane Bono	By:	/s/ P. Bradley Adams
Name: Diane Bono	Name:	P. Bradley Adams
Title: Secretary	Title:	President